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                                                                     Exhibit 2.5


                   SECOND AMENDMENT TO SALE-PURCHASE AGREEMENT

         THIS SECOND AMENDMENT TO SALE-PURCHASE AGREEMENT (this "AMENDMENT") is made as of March 1, 2002, among ILM II SENIOR LIVING, INC., a Virginia finite-life corporation ("ILM II"), ILM II HOLDING, INC., a Virginia corporation ("Seller"), and FIVE STAR QUALITY CARE, INC., a Maryland corporation ("PURCHASER").

                                    RECITALS:

         ILM II, Seller and Purchaser have entered into a Sale-Purchase Agreement dated as of January 23, 2002, as amended by a First Amendment to Sale-Purchase Agreement dated as of February 22, 2002 (the "PURCHASE AGREEMENT"), and have agreed, subject to the terms and conditions set forth below, to further amend the Purchase Agreement as provided below.

         NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Amendment, the parties agree as follows:

         Section 1. DEFINITIONS. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

         Section 2. AMENDMENTS. Effective as of the date hereof, the Purchase Agreement shall be amended as follows:

         (a) Article 5A of the Purchase Agreement is amended in full to read as follows:

                           A. The "CLOSING" shall mean the consummation of each
                  of the actions enumerated in ARTICLE 8 of this Agreement, or the waiver of such action by the party in whose favor such action is intended. The Closing shall take place at 10:00 A.M., Eastern Standard Time, at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 on April 1, 2002; PROVIDED, HOWEVER, that in the event Purchaser shall have been unable to complete its licensing by April 1, 2002, and so long as Purchaser is proceeding to complete its licensing in good faith, Purchaser may extend the Closing Date to a date no later than May 1, 2002 (as the same may be accelerated or extended as expressly provided herein, the "CLOSING DATE"), TIME BEING OF THE ESSENCE as to Purchaser's and Seller's obligation to close on or before the Closing Date.

                                    In the event that Purchaser shall extend the
                  Closing Date pursuant to the proceeding clause (ii) of this
                  Article 5A with respect to any one or more Facilities, Seller will execute an Interim Management Agreement with Purchaser or its affiliate with respect to such Facilities, on terms substantially in accordance with the terms of the Management Agreement, dated as of July 29, 1996 (the "MANAGEMENT AGREEMENT"), among ILM II Lease Corporation, as owner, and Capital Senior Management 2, Inc., as manager, with such modifications as Purchaser and Seller may mutually agree (which modifications shall include, without limitations, a deletion of the provisions of Section 1.02(b)(i) of the Management Agreement); PROVIDED, HOWEVER, that as to the term of such Interim Management Agreement, the parties will agree that the term will expire upon the


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                  Closing with respect to such Facilities, or if such Closing does not occur and the this Agreement is terminated for any reason, the term, at Seller's option, will extend for such reasonable period after such termination as may be necessary for Seller to find a replacement manager (not to exceed, however, one hundred eighty (180) days). In addition, any and all costs associated with finding and maintaining a replacement manager during such termination period will be borne by Purchaser unless such Closing does not occur and the Agreement is terminated due to Seller's or ILM II's default thereunder. Purchaser understands that Purchaser's agreement contained in this paragraph is material to Seller due to its REIT status, as its ability to actively manage the Facilities is severely restricted.

                           Purchaser further agrees that Purchaser will
                  indemnify and hold harmless Seller, ILM II and ILM II Lease Corporation from any and all claims and liabilities of any type or nature arising out of, or related to, the management or operation of the Facilities during any period that Purchaser is managing or operating the Facilities pursuant to the provisions of this Article 5A (including, without limitation, any claims of personal injury or property damage arising at the Facilities during such period) but excepting and excluding in all events any and all claims and liabilities covered by insurance to the extent provided in the Management Agreement.

         Section 3. MISCELLANEOUS

         (a) Except as herein provided, the Purchase Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed.

         (b) Each party hereto represents that is has taken all action required to authorize, execute and deliver this Amendment, and to make all of the provisions of this Amendment valid and enforceable and had caused this Amendment to be executed by a duly authorized officer of such party.

         (c) This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall constitute one and the same agreement.


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         EXECUTED under seal as of the date first above written.

                                            ILM II:

                                            ILM II SENIOR LIVING, INC.


                                            By:    /s/ J.W. Sharman, Jr.
                                                   ----------------------------
                                            Name:  J.W. Sharman, Jr.
                                                   ----------------------------
                                            Title: President
                                                   ----------------------------


                                            SELLER:

                                            ILM II HOLDING, INC.


                                            By:    /s/ David Carlson
                                                   ----------------------------
                                            Name:  David Carlson
                                                   ----------------------------
                                            Title: President
                                                   ----------------------------


                                            PURCHASER:

                                            FIVE STAR QUALITY CARE, INC.


                                            By:    /s/ Bruce J. Mackey Jr.
                                                   ----------------------------
                                            Name:  Bruce J. Mackey Jr.
                                                   ----------------------------
                                            Title: Chief Financial Officer
                                                   ----------------------------



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